                                                                    Exhibit 12.1

                           BRADLEY REAL ESTATE, INC.
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                               Quarter Ended  Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     3/31/98     12/31/97     12/31/96     12/31/95     12/31/94    12/31/93
Earnings:
Earnings, as defined             $12,520,000  $48,106,000  $41,626,000  $13,630,000  $13,559,000  $8,667,000
                                 -----------  -----------  -----------  -----------  -----------  ----------

Fixed charges:
Interest expense                   5,558,000   16,562,000   13,404,000    4,705,000    4,524,000   2,947,000

Interest capitalized
 during the period                        --       30,000      150,000      137,000       89,000      58,000

Amortization of deferred
 debt issuance costs                 220,000      670,000      715,000      494,000      408,000     185,000
                                 -----------  -----------  -----------  -----------  -----------  ----------

                                   5,778,000   17,262,000   14,269,000    5,336,000    5,021,000   3,190,000
Ratio of earnings
to combined fixed
charges and preferred stock
dividends                            2.17:1       2.79:1       2.92:1        2.55:1       2.70:1      2.72:1
                                 ===========  ===========  ===========  ===========  ===========  ==========
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